UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2006

Gensym Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2796	04-2932756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Second Avenue Burlington, MA	01803-4411
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 265-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On August 30, 2006, Gensym Corporation committed to a restructuring plan that involves a reduction in workforce and consolidation of offices in order to reduce costs. The restructuring plan is being implemented in response to Gensym’s recent operating losses and declining revenues. Gensym intends to reduce its workforce by 15 employees, or approximately 20 percent of its regular full-time staff, and to close two sales offices. The reduction in workforce is expected to occur immediately and Gensym expects the office closures to occur by the end of 2006.

Gensym expects to incur charges relating to the restructuring plan of approximately $400,000, of which approximately $365,000 relates to employee severance payments and approximately $35,000 relates to facilities costs. All of these charges will result in cash expenditure, of which Gensym expects approximately $215,000 will be incurred in the current quarter and the remainder will be incurred in the fourth quarter of 2006.

A copy of the press release issued by Gensym Corporation on August 30, 2006 with respect to the restructuring is attached as Exhibit 99.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

Item 8.01 Other Events

On August 30, 2006, Gensym issued a press release (1) announcing the restructuring described in Item 2.05 above, (2) providing an update on the previously disclosed investigation by its Audit Committee of the accounting for certain software license and service agreement transactions entered into during fiscal years 2004 and 2005 and (3) announcing that it has been notified by the NASD that because Gensym is delinquent with respect to filing its Form 10-Q for the second quarter of 2006 with the SEC, a fifth character “E” has been appended to Gensym’s trading symbol and that Gensym’s stock will be delisted from the OTC Bulletin Board on September 25, 2006 unless Gensym files the Form 10-Q with the SEC before that date.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENSYM CORPORATION

Date: August 30, 2006

By: /s/ Stephen D. Allison

Name: Stephen D. Allison

Title: Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Gensym Corporation on August 30, 2006